Exhibit 10.32

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”) is made and entered into as of this 14th day of December, 2004, by and between CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, successor in interest to CarrAmerica Realty Corporation, a Maryland corporation (“Landlord”), and FOCUS ENHANCEMENTS, INC., a Delaware corporation, as tenant (“Tenant”).

Recitals:

A.            Under that certain Lease Agreement dated May 31, 2000, by and among Landlord and Tenant, as modified by that certain First Amendment to Lease, dated June 30, 2000, and further modified by that certain Second Amendment to Lease, dated June 3, 2004 (collectively, the “Lease”), Tenant leased from Landlord the premises located at Sunset Corporate Park, Building A, 22867 NW Bennett Street, Hillsboro, Oregon 97124 (the “Current Premises”).

B.            Tenant now desires to relocate and expand the Current Premises.

C.            Tenant and Landlord now desire to amend the Lease as set forth below.  Except as so modified, the parties intend the Lease to remain in full force and effect in accordance with its terms.

Agreement:

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.             NEW PREMISES.  Effective as of the Commencement Date, set forth in Section 2 below, Tenant shall lease from Landlord a total of 17,771 rentable square feet (“RSF”) of space located in Building A of Sunset Corporate Park, 22867 NW Bennett Street, Hillsboro, Oregon 97124 (the “New Premises”), 16,189 RSF of which is located on the second floor of Building A, and 1,582 RSF of which is located on the first floor of Building A, all as shown as the cross-hatched portion of the floor plan, attached as Exhibit A, and by this reference incorporated herein.  Tenant’s occupancy of the Current Premises shall terminate at 11:59 p.m., the day before the Commencement Date, defined below.

2.             TERM.  Tenant shall occupy the New Premises beginning on the later of: (i) January 1, 2005; or (ii) delivery of the New Premises by Landlord (“Commencement Date”).  The initial term for the New Premises shall be five (5) years (“Term”), expiring, if the Commencement Date is January 1, 2005, on December 31, 2009 (“Expiration Date”), subject to extension as set forth in Exhibit B, attached hereto and by this reference incorporated herein.  If the Commencement Date is a date other than the first day of a calendar month, the Expiration Date shall be the last day of the calendar month during which the fifth (5th) anniversary of the Commencement Date occurs.

3.             BASE RENT.  The monthly Base Rent for the New Premises shall be as set forth below:

Lease Year	Square Feet	Rental Rate	Monthly Base Rent
Year 1	15,295*	$9.00/SF/Year	$11,471.25	**
Year 2	17,771	$9.50/SF/Year	$14,068.71
Year 3	17,771	$10.00/SF/Year	$14,809.17
Year 4	17,771	$10.50/SF/Year	$15,549.63
Year 5	17,771	$11.00/SF/Year	$16,290.01

*Tenant’s monthly Base Rent for the First Lease Year shall be abated with respect to 2,476 RSF of the New Premises.

**Tenant’s monthly Base Rent for the first four (4) months of the Term shall be $0.00.

4.             TENANT’S PROPORTIONATE SHARE.  Subject to the limitations contained in Section 6 of this Amendment: (a) 40.650% (based upon a total of 43,717 RSF for Building A) as to all Operating Costs relating to Building A; (b) 13.409%  (based upon a total of 132,531 RSF in the Project) of all Operating Costs of the Project, excluding all Operating Costs attributable to all or any part of  any Building in the Project; and (c) 13. 409% of all Taxes (provided, however, that should Building A and the land on which it is located be separately assessed from the remainder of the Project, Tenant’s Proportionate Share of Taxes shall be 40.650% of Taxes payable with respect to such separately assessed parcel).  Tenant shall also pay an amount fairly and equitably apportioned by Landlord of the overhead costs relating to Landlord’s local management office, based on the RSF of the Premises and the total square footage of the buildings managed by Landlord’s local management office.

5.             TENANT IMPROVEMENTS.  Prior to the Commencement Date, Landlord shall construct, at Landlord’s sole cost and expense, a building-standard turnkey Tenant improvement build-out.  Additionally, Landlord shall provide Tenant an allowance equal to $2.50 per RSF, that is $44,427.50, for Tenant move-related expenses, including the installation of telecommunications and access systems and network cabling for the New Premises (“Moving Expenses”).  Landlord shall reimburse Tenant within twenty (20) days of Tenant’s delivery of invoices for the Moving Expenses.  Landlord, at Landlord’s expense, shall supply all engineering working drawings for the New Premises, including mechanical, electrical, and plumbing.  Except as specifically stated in this Section 5, Tenant accepts the New Premises AS-IS, and Landlord shall not be required to make any other changes to the New Premises.  Tenant shall have a license to enter the New Premises before the Commencement Date, pursuant to the terms of Exhibit C, attached hereto and by this reference incorporated herein.

6.             CONTROLABLE OPERATING EXPENSES.

6.1           The Controllable Operating Cost Share Rent (defined below) applicable to the Second Fiscal Year of the Lease shall be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs during the Second Fiscal Year, or (ii) the sum of Tenant’s Proportionate Share of Controllable Operating Costs for the First Fiscal Year, plus four percent (4%) of such amount (such sum is the “Cap Amount”).

6.2           The Controllable Operating Cost Share Rent applicable to each Fiscal Year thereafter shall be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs during the applicable Fiscal Year, or (ii) the sum of the Cap Amount for the immediately preceding Fiscal Year, plus four percent (4%)of such amount.

6.3           “Controllable Operating Cost Share Rent” shall be an amount equal to Tenant’s Proportionate Share of Controllable Operating Costs.  “Controllable Operating Costs” means only services contracted for by Landlord.  All other Operating Costs including without limitation costs related to insurance, collectively bargained union wages, electricity, other utilities and all real estate taxes and assessments are, “Non-Controllable Operating Costs”.  There shall be no cap on Non-Controllable Operating Costs. Operating Cost Share Rent shall include both Controllable Cost Share Rent and Non-Controllable Cost Share Rent.

6.4           Assume, for example, Controllable Operating Cost Share Rent for the First Fiscal Year of $100.00.  In the Second Fiscal Year, Controllable Operating Cost Share Rent would be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs for the Second Fiscal Year, or (ii) $104.00 ($100.00 plus 4% ($4.00), which would be the Cap Amount). In the Third Fiscal Year, Controllable Operating Cost Share Rent would be the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs for the Third Fiscal Year, or (ii) $108.16 ($104.00 plus 4% ($4.16) which becomes the Cap Amount for the following Fiscal Year).

6.5           Landlord estimates that Controllable Operating Costs for the current Fiscal Year will be approximately $0.86 per RSF.  The foregoing is a good-faith estimate, ventured without investigation, and not a guaranty.

7.             DEPOSIT.  Upon the execution of this Amendment, Landlord delivers to Tenant $3,709.99 in cash, as a deduction in the current Security Deposit of $20,000, the receipt of which Tenant hereby acknowledges, reducing the total Security Deposit to an amount equal to $16,290.01.  Also in conjunction with the execution of this Amendment, Landlord returns to Tenant the Letter of Credit, the receipt of which is hereby acknowledged by Tenant.

8.             DEFAULT. Tenant shall not be in default under this Lease the first time in a twelve (12) consecutive month period that Tenant fails to pay Rent when due, but only so long as Tenant pays such overdue Rent within five (5) days of receipt of written notice from Landlord that such Rent is overdue.

9.             HOLDING OVER. Tenant shall have the option to holdover for an additional term of three (3) months upon not less than one hundred twenty (120) days prior written notice to Landlord.  Tenant shall pay Base Rent, Operating Cost Share Rent and Tax Share Rent at a rate equal to one hundred fifteen percent (115%) of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month of the holdover term.

10.          TENANT NOTICE.  Any notice required to be delivered to Tenant pursuant to the Lease or this Amendment shall be delivered to the New Premises and to the following address:

Focus Enhancements, Inc.

1370 Dell Ave.

Campbell, CA 95008
Attn: CFO

and

Focus Enhancements, Inc.

22867 NW Bennett Street, Suite 200

Hillsboro, OR 97124

Attn: Executive Vice-President/General Manager

11.          LANDLORD’S CONSENT.  Section 17. B., of the Lease is hereby deleted, and replaced with the following:

Landlord will not unreasonably withhold its consent to any proposed assignment or subletting.  It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the proposed assignee or subtenant is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (v) the proposed assignee or subtenant is a government entity, or (vi) the proposed assignment is for less than the entire Premises or for less than the remaining Term of the Lease.  It shall not be reasonable for Landlord to withhold its consent to a sublease because the sublease is for less than the entire Premises or less than the remaining Term of the Lease.  The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

12.          SIGNAGE RIGHTS.  Subject to Landlord’s prior written approval of the size, design, materials and location of the sign, Tenant shall have the right to install, maintain, and replace an exterior sign for its commercial identification on the façade of the Building.  Landlord’s approval of Tenant’s sign shall not be unreasonably withheld or delayed, provided that the sign complies with all applicable codes and ordinances, and is aesthetically compatible with the Building and the Project. The parties agree to work together in good faith to determine the exact location for the sign, taking into account factors such as its appearance on the Building and visibility from adjacent streets.  Tenant shall pay for all costs of construction, installation, maintenance and repair of its sign, and shall remove the sign upon the expiration or sooner termination of the Lease at Tenant’s sole cost.

13.          LANLDLORD NOTICE AND PAYMENT ADDRESS.  Effective immediately, Rent payments and any notices to be delivered by Tenant to Landlord shall be addressed as follows:

CarrAmerica Realty OP, LP, Portland

t/a  Sunset Corporate Park

P.O. Box 642914

Pittsburgh, PA 15264-2914

14.          EFFECT OF AMENDMENT.  Except as specifically amended and modified herein, all other terms and conditions of the Lease shall remain in full force and effect.  Any capitalized and undefined term used in this Amendment shall have the definition given in the Lease,

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

TENANT:

FOCUS ENHANCEMENTS, INC.

By:	/s/ Tom Hamilton
Name:	Tom Hamilton
Title:	Exec. VP and GM
Date:	November 30, 2004

LANDLORD:

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

BY:          CarrAmerica Realty Corporation,

a Maryland corporation, its general partner

By:	/s/ Clete Casper
Name:	Clete Casper
Title:	Managing Director
Date:	December 14, 2004

Exhibits omitted.